Exhibit 10.1

AMENDMENT
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of November 27, 2019, to the Investment Management Trust Agreement (as defined below) is made by and between Trident Acquisitions Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of May 29, 2018 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an annual meeting of stockholders of the Company held on November 26, 2019, the Company stockholders approved (i) a proposal to amend (the “Charter Amendment”) the Company’s amended and restated certificate of incorporation to provide that the date by which the Company shall be required to effect a Business Combination to be extended two times for three months and (ii) a proposal to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a business combination; and

WHEREAS, on the date hereof, the Company is filing the Charter Amendment with the Secretary of State of the State of Delaware.

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 21-month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for an additional 3-month period by depositing an additional $500,000 in the Trust Account, for up to 24-months from the closing of the IPO, but has not completed the Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.”

2. A new Section 1(j) is hereby inserted in the Trust Agreement immediately following Section 1(i) as follows:

“(j). Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit D hereto at least ten days prior to February 18, 2020, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to February 18, 2020, to follow the instructions set forth in the Extension Letter.”

3. Section 2(b) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(b) The limited distributions referred to in Section 2(a) above shall be made only from income collected on the Property. Except as provided in Section 2(a), no other distributions from the Trust Account shall be permitted except in accordance with Section 1(i) and 2(d) hereof.”

4. A new Section 2(d) is hereby inserted in the Trust Agreement immediately following Section 2(c) as follows:

“(d) Upon the receipt of an Amendment Notification Letter (as defined below), the Trustee shall distribute to Public Shareholders who exercised their conversion rights in connection with an Amendment (as defined below), an amount equal to the pro rata share of the Property relating to the shares of Common Stock for which such Public Shareholders have exercised conversion rights in connection with such Amendment.”

5. A new Section 3(f) is hereby inserted in the Trust Agreement immediately following Section 3(e) as follows:

“(f) If the Company seeks to amend any provision of its Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-Business Combination activity (including the time within which the Company has to complete a Business Combination) (in each case an “Amendment”), the Company will provide the Trustee with a letter (an “Amendment Notification Letter”) in the form of Exhibit E providing instructions for the distribution of funds to Public Shareholders who exercise their conversion option in connection with such Amendment.”

6. Section 7(c) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i), 1(j), 2(d) and 3(f) (which may only be amended with the approval of the holders of a majority of the outstanding shares of Common Stock sold in the IPO), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of Chardan. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.”

7. Exhibit D attached hereto is hereby added as Exhibit D to the Trust Agreement.

8. Exhibit E attached hereto is hereby added as Exhibit E to the Trust Agreement.

9. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

10. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

11. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

12. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

TRIDENT ACQUISITIONS CORP.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	President

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